Exhibit 99.1

Spark Networks® Names Michael McConnell Chairman

and Appoints Ian Jacobs to Board

LOS ANGELES, Calif., July 7, 2014 — Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, announced today the appointment of Michael J. McConnell as the Chairman of the Board of Directors and the appointment of Ian V. Jacobs to its Board of Directors.

These appointments are effective as of July 3, 2014 and follow the election of four new directors to the Spark Networks Board – Mr. McConnell, Stephen J. Davis, John H. Lewis and Walter L. Turek – at the June 27, 2014 annual meeting of Spark Networks’ shareholders and the resignation of director Thomas Stockham on July 2, 2014. Mr. Lewis, whose firm, Osmium Partners, led the recently-concluded proxy contest, stated: “Shareholders gave this board an overwhelming mandate, and as previously committed, we intend to operate transparently. We are eager to roll up our sleeves and get to work. Our objectives are straightforward — a balanced approach to deliver long-term sustainable value to customers, employees, and shareholders of Spark Networks. By focusing on creating the best possible customer experience while rewarding employees who bring vision, passion, and results, we will be able to unlock the true potential of Spark’s industry-leading brands— JDate and ChristianMingle.”

“On behalf of the Board, we will honor the trust and confidence placed in us by the shareholders of Spark Networks, and we will partner with Spark employees to drive future value creation,” Mr. McConnell said. “We share a heightened sense of urgency during this period of transition, and together we will work to strengthen the Company’s brand and drive its future.”

As Chairman, Mr. McConnell brings over two decades of investment, operational and public board experience to Spark Networks. Mr. McConnell most recently served as CEO of Collectors Universe, a NASDAQ-listed leading authentication and grading company for high value collectibles. Prior to that, he was a Managing Director at Shamrock Capital Advisors, a multi-billion dollar alternative asset manager of both domestic and international alternative asset funds in public equities, real estate and private equity, which was founded by Stanley Gold and the Roy E. Disney family.

Similarly, Mr. Jacobs brings considerable experience to the Board in the analysis of, and investment in, the U.S. capital markets, and has focused his investing on businesses with identifiable structural competitive advantages. Mr. Jacobs is the managing member of 402 Capital, LLC, an investment management firm, which he founded in March 2009. Previously, Mr. Jacobs worked for Berkshire Hathaway Inc., Omaha, NE and Goldman Sachs, New York, NY.

The Board has appointed Messrs. Lewis, Jacobs and Turek to the Compensation Committee, with Mr. Jacobs as its chairman. Messrs. Davis, McConnell and Jacobs will serve on the Audit Committee, with Mr. Davis as its chairman. All directors will serve on the Board’s Nominating & Governance Committee, with Mr. Lewis as its chairman.

In addition, the Board of Directors today announced the adoption of the Company’s Second Amended and Restated Bylaws, which reflect the amendments to the Bylaws approved by the shareholders at the 2014 annual meeting relating to the ability of shareholders to call special meetings and to submit director nominations and shareholder proposals at annual meetings. The Company has retained the law firm of Crowell & Moring LLP to serve as outside counsel to the Company.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Addo Communications

Laura Bainbridge, Kimberly Esterkin

laurab@addocommunications.com; kimberlye@addocommunications.com

310-829-5400